Exhibit 99.1

NEWS

FOR RELEASE: 8:00 AM CT, Tuesday, November 1, 2005

Charter Reports Third Quarter 2005
Financial and Operating Results

Long-Standing CC VIII Dispute Resolved

Quarterly Revenues Increased by 5.6% to $1.318 Billion
Driven by High-Speed Internet

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the "Company" or "Charter") today reported financial and operating results for the three and nine months ended September 30, 2005.

Highlights

Charter today announced the resolution of a long-standing dispute concerning ownership by Charter Investment, Inc. of 24.3 million Class A preferred membership units in CC VIII LLC, a subsidiary of Charter, and also reported that during the third quarter of 2005, the Company

•
Added a net 186,300 revenue generating units (RGUs) on a pro forma basis, nearly double the third quarter 2004 RGU gain, driven by the addition of 98,400 high-speed Internet (HSI) customers, 75,800 digital video customers and 22,100 telephone customers;

•
Grew actual revenues to $1.318 billion, a $70 million, or 5.6%, increase over the year ago quarter (6.5% pro forma for asset sales and excluding hurricane impact), primarily driven by increased HSI revenues; and

•	Completed a $6.768 billion private debt exchange, issued $300 million senior notes and established a $600 million bridge facility.

"I’m encouraged by a number of financial and operational achievements this past quarter," said Neil Smit, President and Chief Executive Officer. "These achievements reflect our renewed customer-first focus and increased marketing activity built on a disciplined, segmented approach," Mr. Smit continued. "We’re beginning to see improved customer growth together with better ARPU and retention across all categories.

We intend to maintain this positive momentum through focused marketing and operational programs across all product lines.

"Charter’s employees are to be commended for the progress we are making. This quarter’s customer performance gives me confidence that we’re on the right track to sustain success, and our recent financing activities further improved the Company’s long-term financial flexibility.

"On a personal level, I’m encouraged after two months on the job. While we have lots of work to do, we’re building the team and the capabilities to deliver results."

Operating Results

During the quarter, Charter completed the sale of certain geographically non-strategic cable systems in Texas and West Virginia in July 2005 (July Asset Sales), which served approximately 26,800 analog video customers. All following quarter over quarter changes in customer statistics are pro forma for this sale. During the third quarter, Charter added a net 186,300 revenue generating units, driven by the addition of 98,400 high-speed Internet customers, 75,800 digital video customers and 22,100 telephone customers, offset by the loss of 10,000 analog video customers. As of September 30, 2005, Charter served approximately 10,865,600 RGUs, 5,906,300 analog video, 2,749,400 digital video, 2,120,000 HSI and 89,900 telephone customers.

Third Quarter Results

Pro forma for the July Asset Sales and excluding credits issued to customers impacted by the hurricanes, revenue for the third quarter of 2005 increased $81 million, or 6.5%, compared to the third quarter of 2004.

Actual third quarter 2005 revenues were $1.318 billion, an increase of $70 million, or 5.6%, over third quarter 2004 revenues of $1.248 billion. The increase in revenues was primarily driven by growth in HSI revenues and average revenue per customer. For the three months ended September 30, 2005, HSI revenues increased $41 million, or 21.7%, reflecting 300,100 net additional HSI customers since September 30, 2004, as well as a 3.3% increase in average revenue per HSI customer. Video revenues increased $9 million, or 1.1%, compared to the third quarter of 2004, due to an increase in average monthly video revenue per customer and an increase in digital video customers, partially offset by the loss of analog video customers, including the July Asset Sales, during the period and $5 million of credits issued to customers related to hurricane outages. Commercial revenues increased $10 million, or 16.4%, and other revenue increased $9 million, or 10.5%, for the third quarter of 2005 compared to the third quarter of 2004, primarily due to increased telephone and franchise fee revenue. Advertising sales revenues remained essentially flat compared to the year ago quarter.

Third quarter 2005 operating costs and expenses were $855 million, an increase of $78 million, or 10.0%, compared to the year ago quarter. The rise in third quarter 2005 operating costs and expenses over 2004 primarily resulted from a $30 million, or 17.3%, increase in service costs, a $29 million, or 8.8%, increase in programming costs, and an $11 million, or 5.0%, increase in general and administrative costs. Marketing costs also increased $6 million, or 18.8%, and advertising sales costs increased $2 million, or 8.3%, compared to the year ago quarter. The rise in service costs is a result of increased labor and maintenance costs to support improved service levels and the Company’s advanced products, and higher fuel prices. Programming costs grew as a result of price increases, particularly in sports programming, partially offset by a decrease in analog video customers. General and administrative costs increased due to increases in professional fees associated with consulting services and a rise in salaries and benefits related to increased emphasis on improved service levels and operational efficiencies, partially offset by decreases in property taxes, property and casualty insurance and bad debt expense.

Charter reported income from operations of $63 million for the third quarter of 2005 compared to a loss of $2.344 billion for the third quarter of 2004. The variance in income from operations was primarily driven by the $2.433 billion impairment of franchises recorded in the third quarter of 2004, as well as the variances discussed previously, partially offset by a $19 million loss on asset retirement recorded due to damage incurred by hurricanes Katrina and Rita.

Net income applicable to common stock for the third quarter of 2005 was $75 million, and earnings per common share was 24 cents and 9 cents on a basic and fully diluted basis, respectively. For the third quarter of 2004, Charter reported a net loss applicable to common stock and loss per common share of $3.295 billion and $10.89, respectively. The $3.370 billion variance in net income applicable to common stock for the third quarter of 2005 compared to the same year ago period is primarily the result of the impairment charge and related cumulative effect of an accounting change recorded in 2004 and a $490 million gain on extinguishment of debt recorded in the third quarter of 2005 related to the debt exchange completed in September 2005, partially offset by the income tax benefit in the third quarter of 2004 as a result of the impairment charge.

Year to Date Results

Pro forma for the July Asset Sales and the sale of systems in March and April 2004 and excluding credits issued to customers impacted by the hurricanes, revenue for the nine months ended September 30, 2005, increased $250 million, or 6.8% compared to the year ago period.

Actual revenues for the nine months ended September 30, 2005, were $3.912 billion, an increase of $211 million, or 5.7%, over revenues for the same 2004 period of $3.701 billion. For the nine months ended September 30, 2005, operating costs and expenses were $2.476 billion, an increase of $189 million, or 8.3%, compared to the same year ago period. Service costs increased $83 million, or 17.0%, as a result of increased labor and maintenance costs to support improved service levels and the Company’s advanced products, and higher fuel prices; programming costs increased $75 million, or 7.6%; and general and administrative costs increased $22 million, or 3.5%, compared to the year ago period. Marketing costs also increased $5 million, or 5.1%, and advertising sales costs increased $4 million, or 5.6%, compared to year to date 2004.

Charter reported income from operations of $224 million for the nine months ended September 30, 2005, compared to a loss of $2.154 billion for the same 2004 period. The variance in income from operations was primarily driven by the impairment of franchises and special charges primarily due to litigation costs related to the settlement of the securities class action lawsuits recorded in 2004, as well as the variances discussed above, partially offset by the $104 million gain primarily related to asset sales occurring in March and April 2004.

Net loss applicable to common stock and loss per common share for the nine months ended September 30, 2005, were $634 million and $2.06, respectively. For the nine months ended September 30, 2004, Charter reported net loss applicable to common stock and loss per common share of $4.005 billion and $13.38, respectively.

Liquidity

Pro forma for the July Asset Sales and excluding the impact of credits associated with hurricanes Katrina and Rita, adjusted EBITDA was essentially flat for the third quarter of 2005 compared to the same year ago period. Actual adjusted EBITDA totaled $463 million for the three months ended September 30, 2005, a decrease of $8 million, or 1.7%, compared to the year ago period. Pro forma for the July Asset Sales and the sale of systems in March and April 2004 and excluding the impact of credits associated with hurricanes Katrina and Rita, adjusted EBITDA increased 3.0% for the nine months ended September 30, 2005, compared to the same year ago period. Actual adjusted EBITDA for the nine months ended September 30, 2005, was $1.436 billion, an increase of $22 million, or 1.6%, compared to adjusted EBITDA of $1.414 billion for the nine months ended September 30, 2004.

Net cash flows used in operating activities for the third quarter of 2005 were $63 million, compared to net cash provided by operating activities of $215 million for the year ago quarter. Net cash provided by operating activities decreased $265 million, or 69.2%, from $383 million for the nine months ended September 30, 2004 to $118 million for the nine months ended September 30, 2005.  For the nine months ended September 30, 2005, net cash provided by operating activities decreased primarily as a result of changes in operating assets and liabilities that used $144 million more cash during the nine months ended September 30, 2005 than the corresponding period in 2004 combined with an increase in cash interest expense of $155 million over the corresponding prior period, partially offset by an increase in revenue over cash costs.

Expenditures for property, plant and equipment for the third quarter of 2005 were $273 million, compared to third quarter 2004 expenditures of $249 million. For the nine months ended September 30, 2005, expenditures for property, plant and equipment were $815 million, while expenditures for the same 2004 period totaled $639 million. The increases were primarily driven by spending on scalable infrastructure related to telephone, video on demand and digital simulcast, and support capital related to Charter’s investment in infrastructure and service improvements.

Charter reported negative free cash flow of $198 million for the third quarter of 2005 compared to $128 million for the third quarter of 2004. Negative free cash flow for the nine months ended September 30, 2005, was $524 million, compared to $215 million for the same 2004 period. Higher capital expenditures and interest on cash-pay obligations contributed to the increase in negative free cash flow.

As of September 30, 2005, Charter had $19.120 billion of outstanding indebtedness and $22 million of cash on hand. The Company’s total potential borrowing availability under the Charter Communications Operating, LLC credit facility totaled $786 million, as of September 30, 2005, although the actual availability at that time was $648 million because of limits imposed by covenant restrictions. Charter believes that cash on hand, cash flows from operations, and amounts available under the credit facilities and $600 million senior bridge loan becoming available on January 2, 2006 will be sufficient to meet cash needs for the remainder of 2005 and 2006. The Company plans to continue its opportunistic approach to maintain liquidity, extend maturities and de-lever the balance sheet.

Financing

As part of the Company’s ongoing efforts to extend maturities and reduce indebtedness, in September 2005, Charter Communications Holdings, LLC ("Charter Holdings") exchanged in a private placement $6.768 billion of debt due 2009-2012 for new debt securities at CCH I, LLC and CCH I Holdings, LLC due 2011-2015. During the third quarter of 2005 Charter also issued $300 million senior notes due 2013 and put in place a $600 million senior bridge loan agreement at CCO Holdings, LLC to further enhance liquidity.

CC VIII Settlement

The Company, acting through a Special Committee of Charter’s Board of Directors, and Mr. Allen, the Company’s controlling stockholder and Chairman of the Board, have settled a previously-disclosed dispute that had arisen between the parties with regard to the ownership of a Charter subsidiary, CC VIII LLC ("CC VIII").

Under the terms of the settlement reached between the Company and Mr. Allen after extensive negotiations, Mr. Allen’s affiliated company, Charter Investment, Inc. ("CII") will retain 30% of the Class A preferred equity interests it previously held in CC

VIII, subject to certain rights and restrictions concerning transfer. Of the other 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC, LLC, ("CCHC") a newly formed direct, wholly owned subsidiary of Charter Communications Holding Company, LLC ("Charter HoldCo") and the new direct parent of Charter Holdings in exchange for a subordinated exchangeable note issued to CII and the remaining 62.4% has been transferred by CII to Charter HoldCo for no additional consideration, which transferred the 62.4% interest to CCHC. The note has an initial accreted value of $48.2 million accreting at 14%, compounded quarterly, with a 15-year maturity.

Also as part of the settlement, CC VIII issued approximately 49 million additional Class B units to CC V, LLC, the direct parent of CC VIII, in consideration for prior capital contributions to CC VIII by CC V, LLC in connection with a transaction that was unrelated to the dispute with CII. As a result of these transfers and issuances, Mr. Allen's pro rata share of the profits and losses of CC VIII is approximately 5.6%.

Hurricanes Katrina and Rita

      Charter’s operations in the Gulf Coast were affected by hurricanes Katrina and Rita, with the majority of damage in Louisiana and Mississippi, and minor damage in Alabama and Georgia. The hurricanes impacted approximately 216,000 customers. Service has been restored to substantially all areas. The majority of damage sustained was to the Company’s field infrastructure, while headends were largely undamaged. During the three months ended September 30, 2005, the Company recorded a $19 million loss associated with the write-off of the net book value of assets related to these damages. Employees from other Charter locations have been dispatched to this area to help rebuild infrastructure to restore service to customers in a timely fashion.

The Company has estimated credits to customers of $6 million for outages through September 30, 2005, which are reflected as a reduction of revenue for the three and nine months ended September 30, 2005. Additional credits are expected to be issued in the fourth quarter of 2005 based on the period of individual customer outages.

Mr. Smit said, "In the aftermath of the hurricanes, our employees and suppliers began working immediately to restore video and high-speed Internet service. We understand how important these connections are to our customers, because they are important to the hundreds of Charter employees who are a part of these affected communities as well."

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale or retirement of assets, asset or franchise impairment charges, option compensation expense and hurricane asset retirement loss. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $33 million and $21 million for the three months ended September 30, 2005 and 2004, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of September 30, 2005, Charter and its subsidiaries are in compliance with their debt covenants and expect to remain in compliance for the next 12 months.

Conference Call

The Company will host a Conference Call on Tuesday, November 1, 2005, at 11:00 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight November 8, 2005. The passcode for the replay is 1182357.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-

Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

# # #

Contact:

Press:       Analysts:
David Andersen    Mary Jo Moehle
314/543-2213     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•
our ability to comply with all covenants in our indentures, the Bridge Loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt in the capital markets through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video (a)	$848	$839	1.1%	$2,551	$2,534	0.7%
High-speed Internet (b)	230	189	21.7%	671	538	24.7%
Advertising sales	74	73	1.4%	214	205	4.4%
Commercial	71	61	16.4%	205	175	17.1%
Other	95	86	10.5%	271	249	8.8%
Total revenues	1,318	1,248	5.6%	3,912	3,701	5.7%

COSTS AND EXPENSES:
Programming	357	328	8.8%	1,066	991	7.6%
Service	203	173	17.3%	572	489	17.0%
Advertising sales	26	24	8.3%	76	72	5.6%
General and administrative	231	220	5.0%	658	636	3.5%
Marketing	38	32	18.8%	104	99	5.1%
Operating costs and expenses	855	777	10.0%	2,476	2,287	8.3%

Adjusted EBITDA	463	471	(1.7)%	1,436	1,414	1.6%

Adjusted EBITDA margin	35%	38%		37%	38%

Depreciation and amortization	375	371		1,134	1,105
Impairment of franchises	--	2,433		--	2,433
Asset impairment charges	--	--		39	--
(Gain) loss on sale of assets, net	1	--		5	(104)
Option compensation expense, net	3	8		11	34
Hurricane asset retirement loss	19	--		19	--
Special charges, net	2	3		4	100

Income (loss) from operations	63	(2,344)		224	(2,154)

OTHER INCOME AND EXPENSES:
Interest expense, net	(462)	(424)		(1,333)	(1,227)
Gain (loss) on derivative instruments and
hedging activities, net	17	(8)		43	48
Loss on debt to equity conversions	--	--		--	(23)
Gain (loss) on extinguishment of debt	490	--		498	(21)
Gain on investments	--	--		21	--
	45	(432)		(771)	(1,223)

Income (loss) before minority interest, income taxes
and cumulative effect of accounting change	108	(2,776)		(547)	(3,377)

Minority interest	(3)	34		(9)	24

Income (loss) before income taxes
and cumulative effect of accounting change	105	(2,742)		(556)	(3,353)

Income tax benefit (expense)	(29)	213		(75)	116

Income (loss) before cumulative effect of accounting change	76	(2,529)		(631)	(3,237)

Cumulative effect of accounting change, net of tax	--	(765)		--	(765)

Net income (loss)	76	(3,294)		(631)	(4,002)

Dividends on preferred stock - redeemable	(1)	(1)		(3)	(3)

Net income (loss) applicable to common stock	$75	$(3,295)		$(634)	$(4,005)

EARNINGS (LOSS) PER SHARE:
Basic	$0.24	$(10.89)		$(2.06)	$(13.38)

Diluted	$0.09	$(10.89)		$(2.06)	$(13.38)

Weighted average common shares outstanding, basic	316,214,740	302,604,978		307,761,930	299,411,053

Weighted average common shares outstanding, diluted	1,012,591,842	302,604,978		307,761,930	299,411,053

(a) Video revenues is net of $5 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages for each of the three and nine months ended September 30, 2005.

(b) High-speed Internet revenues is net of $1 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages for each of the three and nine months ended September 30, 2005.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
	Pro forma (a)	Pro Forma (a)	% Change	Pro forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$852	$835	2.0%	$2,547	$2,502	1.8%
High-speed Internet	231	189	22.2%	672	536	25.4%
Advertising sales	75	72	4.2%	214	203	5.4%
Commercial	71	61	16.4%	205	171	19.9%
Other	95	86	10.5%	270	246	9.8%
Total revenues	1,324	1,243	6.5%	3,908	3,658	6.8%

COSTS AND EXPENSES:
Programming	357	327	9.2%	1,062	979	8.5%
Service	203	172	18.0%	571	485	17.7%
Advertising sales	26	24	8.3%	75	71	5.6%
General and administrative	231	219	5.5%	657	629	4.5%
Marketing	38	32	18.8%	105	98	7.1%
Operating costs and expenses	855	774	10.5%	2,470	2,262	9.2%

Adjusted EBITDA	469	469	--	1,438	1,396	3.0%

Adjusted EBITDA margin	35%	38%		37%	38%

Depreciation and amortization	375	369		1,132	1,093
Impairment of franchises	--	2,422		--	2,422
Asset impairment charges	--	--		8	--
Loss on sale of assets, net	1	--		6	1
Option compensation expense, net	3	8		11	34
Special charges, net	2	3		4	100

Income (loss) from operations	88	(2,333)		277	(2,254)

OTHER INCOME AND EXPENSES:
Interest expense, net	(462)	(423)		(1,331)	(1,222)
Gain (loss) on derivative instruments and
hedging activities, net	17	(8)		43	48
Loss on debt to equity conversions	--	--		--	(23)
Gain (loss) on extinguishment of debt	490	--		498	(21)
Gain on investments	--	--		21	--
	45	(431)		(769)	(1,218)

Income (loss) before minority interest, income taxes
and cumulative effect of accounting change	133	(2,764)		(492)	(3,472)

Minority interest	(3)	34		(9)	24

Income (loss) before income taxes
and cumulative effect of accounting change	130	(2,730)		(501)	(3,448)

Income tax benefit (expense)	(29)	213		(75)	116

Income (loss) before cumulative effect of accounting change	101	(2,517)		(576)	(3,332)

Cumulative effect of accounting change, net of tax	--	(765)		--	(765)

Net income (loss)	101	(3,282)		(576)	(4,097)

Dividends on preferred stock - redeemable	(1)	(1)		(3)	(3)

Net income (loss) applicable to common stock	$100	$(3,283)		$(579)	$(4,100)

EARNINGS (LOSS) PER SHARE:
Basic	$0.32	$(10.85)		$(1.88)	$(13.69)

Diluted	$0.11	$(10.85)		$(1.88)	$(13.69)

Weighted average common shares outstanding, basic	316,214,740	302,604,978		307,761,930	299,411,053

Weighted average common shares outstanding, diluted	1,012,591,842	302,604,978		307,761,930	299,411,053

(a) Pro forma results reflect the sales of systems in March and April 2004 and in July 2005 (collectively referred to as the "System Sales") as if they occurred as of January 1, 2004 for all periods presented and the removal of the financial impact of hurricanes Katrina and Rita. Actual revenues were reduced by $0.6 million and $10 million for the three and nine months ended September 30, 2005, respectively, and $5 million and $43 million for the three and nine months ended September 30, 2004, respectively, related to the System Sales and were increased by $6 million for the three and nine months ended September 30, 2005 related to credits issued to hurricanes Katrina and Rita impacted customers related to service outages. Actual adjusted EBITDA was reduced by $0.1 million and $4 million for the three and nine months ended September 30, 2005, respectively, and $2 million and $18 million for the three and nine months ended September 30, 2004, respectively, related to the System Sales and was increased by $6 million for the three and nine months ended September 30, 2005 for the hurricanes revenue credits. Actual net loss was reduced by $30 million for the nine months ended September 30, 2005 and reduced by $12 million and increased by $95 million for the three and nine months ended September 30, 2004, respectively, related to the System Sales and was reduced by $6 million for the nine months ended September 30, 2005 related to the hurricanes revenue credits and $19 million related to the hurricane asset retirement loss. Actual net income increased by $0.1 million related to the System Sales, $6 million related to the hurricanes revenue credits and $19 million related to the hurricane asset retirement loss for the three months ended September 30, 2005. The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22	$650
Accounts receivable, net of allowance for doubtful accounts	188	190
Prepaid expenses and other current assets	80	82
Total current assets	290	922

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,936	6,289
Franchises, net	9,830	9,878
Total investment in cable properties, net	15,766	16,167

OTHER NONCURRENT ASSETS	468	584
Total assets	$16,524	$17,673

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,172	$1,217
Total current liabilities	1,172	1,217

LONG-TERM DEBT	19,120	19,464

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	504	681

MINORITY INTEREST	665	648

PREFERRED STOCK - REDEEMABLE	55	55

SHAREHOLDERS' DEFICIT	(5,006)	(4,406)
Total liabilities and shareholders' deficit	$16,524	$17,673

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Nine Months Ended September 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(631)	$(4,002)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	9	(24)
Depreciation and amortization	1,134	1,105
Asset impairment charges	39	--
Impairment of franchises	--	2,433
Option compensation expense, net	11	30
Hurricane asset retirement loss	19	--
Special charges, net	--	85
Noncash interest expense	188	237
Gain on derivative instruments and hedging activities, net	(43)	(48)
(Gain) loss on sale of assets, net	5	(104)
Loss on debt to equity conversions	--	23
(Gain) loss on extinguishment of debt	(504)	18
Gain on investments	(21)	--
Deferred income taxes	71	(119)
Cumulative effect of accounting change, net of tax	--	765
Other, net	--	(1)
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable, net	(3)	1
Prepaid expenses and other assets	85	2
Accounts payable, accrued expenses and other	(241)	(18)
Net cash flows from operating activities	118	383

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(815)	(639)
Change in accrued expenses related to capital expenditures	36	(23)
Proceeds from sale of assets	38	729
Purchases of investments	(3)	(15)
Proceeds from investments	17	--
Other, net	(2)	(2)
Net cash flows from investing activities	(729)	50

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	897	2,873
Repayments of long-term debt	(1,141)	(4,707)
Proceeds from issuance of debt	294	1,500
Payments for debt issuance costs	(67)	(97)
Net cash flows from financing activities	(17)	(431)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(628)	2
CASH AND CASH EQUIVALENTS, beginning of period	650	127
CASH AND CASH EQUIVALENTS, end of period	$22	$129

CASH PAID FOR INTEREST	$1,170	$824

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$2,423	$--
Issuance of debt by CCH I, LLC	$3,686	$--
Issuance of debt by Charter Communications Operating, LLC	$333	$--
Retirement of Charter Communications Holdings, LLC debt	$(7,000)	$--
Debt exchanged for Charter Class A common stock	$--	$30

NOTE: Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	September 30,	June 30,	December 31,	September 30,
	2005 (a)	2005 (a)	2004 (a)	2004 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,636,100	5,683,400	5,739,900	5,825,000
Multi-dwelling (bulk) and commercial unit customers (c)	270,200	259,700	251,600	249,600
Total analog video customers (b) (c)	5,906,300	5,943,100	5,991,500	6,074,600

Non-video customers (b)	261,800	248,400	228,700	216,200
Total customer relationships (d)	6,168,100	6,191,500	6,220,200	6,290,800

Pro forma average monthly revenue per analog video customer (e)	$74.32	$74.00	$70.55	$68.19

Bundled customers (f)	1,872,700	1,783,400	1,659,700	1,617,600

Revenue Generating Units:
Analog video customers (b) (c)	5,906,300	5,943,100	5,991,500	6,074,600
Digital video customers (g)	2,749,400	2,685,600	2,674,700	2,688,900
Residential high-speed Internet customers (h)	2,120,000	2,022,200	1,884,400	1,819,900
Residential telephone customers (i)	89,900	67,800	45,400	40,200
Total revenue generating units (j)	10,865,600	10,718,700	10,596,000	10,623,600

Video Cable Services:
Analog Video:
Estimated homes passed (k)	12,336,000	12,287,500	12,085,900	12,066,300
Analog video customers (b)(c)	5,906,300	5,943,100	5,991,500	6,074,600
Estimated penetration of analog video homes passed (b) (c) (k) (l)	48%	48%	50%	50%
Pro forma average monthly analog revenue per analog video customer (m)	$37.95	$38.51	$37.52	$37.14
Analog video customers quarterly net loss (b) (c) (n)	(36,800)	(41,700)	(83,100)	(58,600)

Digital Video:
Estimated digital video homes passed (k)	12,236,700	12,156,300	12,000,500	11,966,400
Digital video customers (g)	2,749,400	2,685,600	2,674,700	2,688,900
Estimated penetration of digital homes passed (g) (k) (l)	22%	22%	22%	22%
Digital penetration of analog video customers (b) (c) (g) (o)	47%	45%	45%	44%
Digital set-top terminals deployed	3,908,800	3,836,600	3,791,600	3,792,900
Pro forma average incremental monthly digital revenue per digital video customer (m)	$25.94	$25.64	$24.09	$23.95
Digital video customers quarterly net gain (loss) (g) (n)	63,800	(9,000)	(14,200)	38,700

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	10,985,400	10,984,100	10,682,800	10,618,200
Residential high-speed Internet customers (h)	2,120,000	2,022,200	1,884,400	1,819,900
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	19%	18%	18%	17%
Pro forma average monthly high-speed Internet revenue per high-speed Internet customer (m)	$36.86	$37.67	$36.37	$35.69
Residential high-speed Internet customers quarterly net gain (h) (n)	97,800	43,800	64,500	108,500

Telephone Services:
Residential telephone customers (i)	89,900	67,800	45,400	40,200
Pro forma average monthly telephone revenue per telephone customer (m)	$39.74	$41.26	$41.95	$43.26
Residential telephone customers quarterly net gain (i) (n)	22,100	12,500	5,200	9,000

The September 30, 2005 statistics presented above reflect the minimal losses of customers related to hurricanes Katrina and Rita. Based on preliminary estimates, customer losses related to hurricanes Katrina and Rita are expected to be approximately 10,000 to 15,000.

Pro forma for the effects of the sale of certain non-strategic cable systems in July 2005, June 30, 2005 analog video customers, digital video customers and high-speed Internet customers would have been 5,916,300, 2,673,600 and 2,021,600, respectively.

Pro forma for the effects of the sale of certain non-strategic cable systems in July 2005, December 31, 2004 analog video customers, digital video customers and high-speed Internet customers would have been 5,964,300, 2,663,200 and 1,883,800, respectively.

Pro forma for the effects of the sale of certain non-strategic cable systems in July 2005, September 30, 2004 analog video customers, digital video customers and high-speed Internet customers would have been 6,046,900, 2,677,600 and 1,819,300, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). At September 30, 2005, June 30, 2005, December 31, 2004 and September 30, 2004, “customers” include approximately 44,400, 45,100, 44,700 and 46,000 persons whose accounts were over 60 days past due in payment, approximately 9,800, 8,200, 5,200 and 5,500 persons whose accounts were over 90 days past due in payment and approximately 6,000, 4,500, 2,300 and 2,000 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 261,800, 248,400, 228,700 and 216,200 customer relationships at September 30, 2005, June 30, 2005, December 31, 2004 and September 30, 2004, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers, and therefore are shown as "non-video" customers.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Pro Forma average monthly revenue per analog video customer" is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog video customers during the respective quarter. This calculation is pro forma giving affect to the reduction of monthly revenue and average analog video customers for the disposition of systems in July 2005 as if it occurred as of the earliest period reported.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on September 30, 2005, June 30, 2005, December 31, 2004 and September 30, 2004 are approximately 8,900, 9,700, 10,100 and 10,700 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At September 30, 2005, June 30, 2005, December 31, 2004 and September 30, 2004, approximately 1,896,000, 1,787,600, 1,667,000 and 1,614,400 of these high-speed Internet customers, respectively, receive video services from us and are included within our video statistics above.

(i) “Residential telephone customers” include all households who subscribe to our telephone service.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter. The calculation is pro forma giving effect to the reduction of monthly revenue and average customers for the disposition of systems sold in July 2005, as if it occurred as of the earliest period reported.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Actual	Actual	Actual	Actual

Adjusted EBITDA (a)	$463	$471	$1,436	$1,414
Less: Purchases of property, plant and equipment	(273)	(249)	(815)	(639)

Un-levered free cash flow	190	222	621	775

Less: Interest on cash pay obligations (b)	(388)	(350)	(1,145)	(990)

Free cash flow	(198)	(128)	(524)	(215)

Purchases of property, plant and equipment	273	249	815	639
Special charges, net	--	(3)	(4)	(15)
Other, net	(1)	(2)	(10)	(11)
Change in operating assets and liabilities	(137)	99	(159)	(15)

Net cash flows from operating activities	$(63)	$215	$118	$383

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Pro forma (c)	Pro forma (c)	Pro forma (c)	Pro forma (c)

Adjusted EBITDA (a)	$469	$469	$1,438	$1,396
Less: Purchases of property, plant and equipment	(273)	(248)	(814)	(635)

Un-levered free cash flow	196	221	624	761

Less: Interest on cash pay obligations (b)	(388)	(349)	(1,143)	(985)

Free cash flow	(192)	(128)	(519)	(224)

Purchases of property, plant and equipment	273	248	814	635
Special charges, net	--	(3)	(4)	(15)
Other, net	(1)	(2)	(10)	(11)
Change in operating assets and liabilities	(137)	99	(159)	(7)

Net cash flows from operating activities	$(57)	$214	$122	$378

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

(c) Pro forma results reflect the sales of systems in March and April 2004 and July 2005 as if they occurred as of January 1, 2004 for all periods presented and the removal of the financial impact of hurricanes Katrina and Rita.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Customer premise equipment (a)	$94	$119	$322	$345
Scalable infrastructure (b)	49	22	138	55
Line extensions (c)	37	41	114	94
Upgrade/Rebuild (d)	13	12	35	28
Support capital (e)	80	55	206	117

Total capital expenditures (f)	$273	$249	$815	$639

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Represents all capital expenditures made during the three and nine months ended September 30, 2005 and 2004, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2005 Earnings Release